Exhibit 99.1
Air Lease Corporation Announces Third Quarter 2021 Results
Los Angeles, California, November 4, 2021 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three and nine months ended September 30, 2021.
“Benefiting from an improving airline industry, we had a good quarter, including record high rental revenues, total assets, and lease placements, the lowest composite funding rate in our history, and improved payments from our customers. We clearly see growing demand for new aircraft, especially for single aisle aircraft, and we are back to 2019 levels in terms of proposals being requested by airlines. With our conservative and disciplined business model, we have now profitably placed 67% of our orderbook, despite pandemic challenges, and we remain optimistic in the future of our business and global airline travel,” said John L. Plueger, Chief Executive Officer and President.

“With a long road remaining ahead for the recovery of airline financial performance, the industry is relying on ALC and the leasing sector now more than ever to achieve fleet modernization objectives, to reach environmental sustainability goals, and to meet capital requirements – we see this trend persisting for the foreseeable future. Global air traffic continues to improve, and we believe international volume is poised for strong recovery as travel restrictions are relaxed. As these positive trends continue, I am pleased to announce that our Board of Directors has authorized an increase in our quarterly common stock dividend to $0.185 per share, representing the 9th increase and 36th consecutive dividend payment in ALC’s history,” said Steven F. Udvar-Házy, Executive Chairman of the Board.

Third Quarter 2021 Results
The following table summarizes our operating results for the three and nine months ended September 30, 2021 and 2020 (in millions, except per share amounts and percentages):

Financial Highlights

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	$ change	% change	2021	2020	$ change	% change
Revenues	$524.5	$493.6	$30.9	6.3%	$1,491.2	$1,526.3	$(35.1)	(2.3)%
Income before taxes	134.5	153.3	(18.8)	(12.3)%	352.6	508.9	(156.3)	(30.7)%
Net income available to common stockholders	100.0	116.6	(16.6)	(14.2)%	265.8	393.6	(127.8)	(32.5)%
Adjusted net income before income taxes(1)	146.5	166.9	(20.4)	(12.2)%	389.5	543.9	(154.4)	(28.4)%
Diluted earnings per share	$0.87	$1.02	$(0.15)	(14.7)%	$2.32	$3.46	$(1.14)	(32.9)%
Adjusted diluted earnings per share before income taxes(1)	$1.28	$1.47	$(0.19)	(12.9)%	$3.40	$4.77	$(1.37)	(28.7)%
Cash flows from operations					$929.4	$717.6	$211.8	29.5%

Financial Ratios

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Pre-tax profit margin	25.7%	31.0%	23.6%	33.3%
Adjusted pre-tax profit margin(1)	27.9%	33.8%	26.1%	35.6%
Pre-tax return on common equity (trailing twelve months)	8.0%	12.8%	8.0%	12.8%
Adjusted pre-tax return on common equity(1) (trailing twelve months)	9.1%	13.9%	9.1%	13.9%

(1) Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax profit margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Highlights
•Placed a record number of 64 aircraft with lessees, the highest number of aircraft placements in a quarter in ALC history.
•Recorded $520 million of rental revenue during the third quarter, the highest quarterly rental revenue since ALC’s inception.
•Took delivery of 16 aircraft from our orderbook, representing $808 million in aircraft investments. As of September 30, 2021, we owned 370 aircraft in our operating lease portfolio with a net book value of $22.1 billion, a weighted average age of 4.4 years and a weighted average lease term remaining of 7.0 years.
•Placed 96% of our contracted orderbook positions on long-term leases for aircraft delivering through the end of 2023 and have placed 67% of our entire orderbook.
•Ended the quarter with $29.1 billion in committed minimum future rental payments consisting of $14.6 billion in contracted minimum rental payments on the aircraft in our existing fleet and $14.5 billion in minimum future rental payments related to aircraft on order.
•As of November 4, 2021, 54% of the lease deferrals granted have been repaid, representing $138.0 million. This contributed to the 30% increase in our operating cash flow for the nine months ended September 30, 2021.
•Issued $1.1 billion in aggregate principal amount of Medium-Term Notes consisting of $600.0 million of 0.80% Medium-Term Notes due 2024, and $500.0 million of 2.10% Medium-Term Notes due 2028.
•In October 2021, issued 300,000 shares of 4.125% Fixed-Rate Reset Non-Cumulative Perpetual Series C Preferred Stock resulting in approximately $300.0 million in proceeds.
•Increased our quarterly cash dividend by approximately 15.6%, from $0.16 per share to $0.185 per share of our outstanding Class A common stock. The next quarterly dividend of $0.185 per share will be paid on January 5, 2022 to holders of record of our common stock as of December 17, 2021.

Financial Overview
Our total revenues for the three months ended September 30, 2021 increased by 6.3% to $524.5 million compared to the three months ended September 30, 2020. The increase in total revenues is primarily driven by the continued growth in our fleet as well as an increase in our cash collections. During the three months ended September 30, 2021, we recorded $5.4 million in incremental revenue from our lessees on cash basis accounting, primarily due to cash payments received from Vietnam Airlines. During the three months ended September 30, 2020, we were not able to recognize $25.3 million in rental revenue from lessees on a cash basis of accounting because collection was not reasonably assured. In addition, the impact of lease restructurings decreased total revenues by approximately $26.6 million during the three months ended September 30, 2021 as compared to the three months ended September 30, 2020. Our net income available to common stockholders for the three months ended September 30, 2021 was $100.0 million compared to $116.6 million in 2020. Our diluted earnings per share for the three months ended September 30, 2021 was $0.87 compared to $1.02 for the three months ended September 30, 2020. Despite the growth in our fleet and the increase in our cash collections, our net income available to common stockholders and diluted earnings per share decreased due to lower aircraft sales, trading and other revenue during the three months ended September 30, 2021.

Impact of COVID-19 Update
The impact of the COVID-19 pandemic to our business includes, among other things, the following:
•As of November 4, 2021, we have agreed to accommodations with approximately 64% of our lessees. As of November 4, 2021, 54% of the lease deferrals granted have been repaid, representing $138.0 million. As of November 4, 2021, our total deferrals, net of repayments, was $117.5 million. Our net deferrals represented approximately 1.4% of our total available liquidity as of September 30, 2021. We have also previously entered into some lease restructurings. The impact of these restructurings resulted in a decrease in total revenues of $26.6 million for the three months ended September 30, 2021 as compared to the three months ended September 30, 2020.
•Our collection rate(1) for the three and nine months ended September 30, 2021 was 94% and 89%, respectively. Our collection rate was higher for the three months ended September 30, 2021 because of cash payments received from Vietnam Airlines. Although our collection rate continues to improve, ongoing resurgences of the COVID-19 virus and its variants may continue to have an impact on our collection rate. As discussed above, for those lessees whose revenue we recognize on a cash basis, we recorded $5.4 million in incremental revenue for the three months ended September 30, 2021.
•Our Lease Utilization Rate(2) for each of the quarters ended September 30, 2021 and June 30, 2021 was 99.7%.

Our business, results of operations and financial condition may continue to be negatively impacted by the COVID-19 pandemic and no assurance can be made regarding the ultimate impact of the COVID-19 pandemic. See “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 for further discussion on the Impact of COVID-19.
——————————————————————
(1)Collection rate is defined as the sum of cash collected from lease rentals and maintenance reserves, and includes cash recovered from outstanding receivables from previous periods, as a percentage of the total contracted receivables due for the period. The collection rate is calculated after giving effect to lease deferral arrangements made as of September 30, 2021. We define liquidity as unrestricted cash plus the available borrowing capacity under our Revolving Credit Facility.
(2)The Lease Utilization Rate is calculated based on the number of days each aircraft was subject to a lease or letter of intent during the period, weighted by the net book value of the aircraft.

Flight Equipment Portfolio
Our owned fleet grew by 8.5% to a net book value of $22.1 billion as of September 30, 2021 compared to $20.4 billion as of December 31, 2020. As of September 30, 2021, our fleet was comprised of 370 aircraft in our operating lease portfolio, with a weighted-average age and a weighted-average remaining lease term of 4.4 years and 7.0 years, respectively, and 89 managed aircraft. As of September 30, 2021, we had a globally diversified customer base of 115 airlines in 59 countries.

During the quarter ended September 30, 2021, we took delivery of 16 aircraft from our orderbook. Approximately 74% of the net book value of our fleet were leased to flag carriers or airlines that have some form of governmental ownership.

We and airlines around the world have continued to experience delivery delays from Boeing and Airbus and have been impacted by ongoing manufacturer delays due to the COVID-19 pandemic, delays related to the grounding of the Boeing 737 MAX, temporary suspension of Boeing 787 deliveries, and pre-pandemic Airbus delays that remain ongoing. These delays and the ongoing COVID-19 pandemic have also impacted passenger growth and airline profitability and we expect this to continue. As a result of continued manufacturing delays and the impact of COVID-19, our aircraft delivery schedule could continue to be subject to material changes and delivery delays could potentially extend well into 2022 and beyond.

The following table summarizes the key portfolio metrics of our fleet as of September 30, 2021 and December 31, 2020:

	September 30, 2021		December 31, 2020
Aggregate fleet net book value	$22.1	billion	$20.4	billion
Weighted-average fleet age(1)	4.4 years		4.1 years
Weighted-average remaining lease term(1)	7.0 years		6.9 years

Owned fleet	370		332
Managed fleet	89		81
Aircraft on order	320		361
Aircraft purchase options(2)	24		25
Total	803		799

Current fleet contracted rentals	$14.6	billion	$13.6	billion
Committed fleet rentals	$14.5	billion	$13.2	billion
Total committed rentals	$29.1	billion	$26.8	billion

(1) Weighted-average fleet age and remaining lease term calculated based on net book value of our operating lease portfolio.
(2) As of September 30, 2021 and December 31, 2020, we had options to acquire up to 24 and 25 Airbus A220 aircraft, respectively.

The following table details the regional concentration of our flight equipment subject to operating leases:

	September 30, 2021	December 31, 2020
Region	% of Net Book Value	% of Net Book Value
Europe	32.2%	31.4%
Asia (excluding China)	26.0%	27.1%
China	13.5%	13.5%
The Middle East and Africa	11.0%	11.6%
U.S. and Canada	6.7%	6.4%
Central America, South America, and Mexico	6.4%	5.3%
Pacific, Australia, and New Zealand	4.2%	4.7%
Total	100.0%	100.0%

The following table details the composition of our flight equipment subject to operating leases by aircraft type:

	September 30, 2021		December 31, 2020
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A319-100	1	0.3%	1	0.3%
Airbus A320-200	31	8.4%	31	9.4%
Airbus A320-200neo	23	6.2%	19	5.7%
Airbus A321-200	28	7.6%	28	8.4%
Airbus A321-200neo	62	16.7%	49	14.8%
Airbus A330-200	13	3.5%	13	3.9%
Airbus A330-300	8	2.2%	8	2.4%
Airbus A330-900neo	9	2.4%	8	2.4%
Airbus A350-900	12	3.2%	11	3.3%
Airbus A350-1000	2	0.5%	2	0.6%
Boeing 737-700	4	1.1%	4	1.2%
Boeing 737-800	88	23.8%	88	26.5%
Boeing 737-8 MAX	28	7.6%	15	4.5%
Boeing 737-9 MAX	3	0.8%	—	—%
Boeing 777-200ER	1	0.3%	1	0.3%
Boeing 777-300ER	24	6.5%	24	7.2%
Boeing 787-9	26	7.0%	23	7.0%
Boeing 787-10	6	1.6%	6	1.8%
Embraer E190	1	0.3%	1	0.3%
Total	370	100.0%	332	100.0%

Debt Financing Activities
We ended the third quarter of 2021 with total debt financing, net of discounts and issuance costs, of $17.6 billion, with a debt to equity ratio of 2.68:1 and available liquidity of $8.4 billion. During the three months ended September 30, 2021, we issued $1.1 billion in aggregate principal amount of Medium-Term Notes consisting of $600.0 million at a fixed rate of 0.8% due 2024 and $500.0 million at a fixed rate of 2.1% due 2028 .
In September 2021, we executed a commitment increase to our unsecured revolving credit facility, which increased the aggregate facility capacity by an additional $50.0 million, increasing our total revolving commitments to $6.5 billion.
As of the end of the periods presented, our debt portfolio was comprised of the following components (dollars in millions):

	September 30, 2021	December 31, 2020
Unsecured
Senior notes	$17,490	$15,583
Term financings	171	812
Total unsecured debt financing	17,661	16,395
Secured
Term financings	130	276
Export credit financing	20	25
Total secured debt financing	150	301

Total debt financing	17,811	16,696
Less: Debt discounts and issuance costs	(194)	(178)
Debt financing, net of discounts and issuance costs	$17,617	$16,518
Selected interest rates and ratios:
Composite interest rate(1)	2.82%	3.13%
Composite interest rate on fixed-rate debt(1)	2.93%	3.26%
Percentage of total debt at a fixed-rate	94.96%	93.02%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call
In connection with this earnings release, Air Lease Corporation will host a conference call on November 4, 2021 at 4:30 PM Eastern Time to discuss the Company's financial results for the third quarter of 2021.
Investors can participate in the conference call by dialing (855) 308-8321 domestic or (330) 863-3465 international. The passcode for the call is 4987315.
The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.
For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on November 4, 2021 until 7:30 PM ET on November 11, 2021. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 domestic or (404) 537-3406 international and enter passcode 4987315.
About Air Lease Corporation (NYSE: AL)
Air Lease Corporation is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. ALC routinely posts information that may be important to investors in the “Investors” section of ALC's website at www.airleasecorp.com. Investors and potential investors are encouraged to consult the ALC website regularly for important information about ALC. The information contained on, or that may be accessed through, ALC's website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Mary Liz DePalma Vice President, Investor Relations Email: investors@airleasecorp.com

Jason Arnold Assistant Vice President, Finance Email: investors@airleasecorp.com

Media:
Laura Woeste Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Ashley Arnold Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, the state of the airline industry, the impact of the coronavirus (“COVID-19”) pandemic on us, our lessees and aircraft manufacturers, our anticipated capital expenditures and aircraft sales, our access to the capital markets, aircraft delivery delays and other factors affecting our financial condition or results of operations. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•    the extent to which the COVID-19 pandemic and measures taken to contain its spread ultimately impact our business, results of operation and financial condition;
•    our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations;
•    increases in our cost of borrowing or changes in interest rates;
•    our inability to generate sufficient returns on our aircraft investments through strategic acquisition and profitable leasing;
•    the failure of an aircraft or engine manufacturers to meet its delivery obligations to us, including or as a result of technical or other difficulties with aircraft before or after delivery;
•    obsolescence of, or changes in overall demand for, our aircraft;
•    changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, and other factors outside of our control;
•    impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;
•    increased competition from other aircraft lessors;
•    the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us;
•    increased tariffs and other restrictions on trade;
•    changes in the regulatory environment, including changes in tax laws and environmental regulations;
•    other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases in addition to COVID-19, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•    any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2020 and other SEC filings, including future SEC filings.

The factors noted above and the risks included in our other SEC filings may be increased or intensified as a result of the COVID-19 pandemic, including as a result of ongoing resurgences of the COVID-19 virus and its variants. The extent to which the COVID-19 pandemic ultimately impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

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Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Cash and cash equivalents	$1,873,844	$1,734,155
Restricted cash	19,824	23,612
Flight equipment subject to operating leases	26,111,027	23,729,742
Less accumulated depreciation	(4,000,330)	(3,349,392)
	22,110,697	20,380,350
Deposits on flight equipment purchases	1,597,597	1,800,119
Other assets	1,412,599	1,276,939
Total assets	$27,014,561	$25,215,175
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$542,531	$492,473
Debt financing, net of discounts and issuance costs	17,616,880	16,518,338
Security deposits and maintenance reserves on flight equipment leases	1,151,876	1,072,704
Rentals received in advance	138,716	142,915
Deferred tax liability	980,775	916,404
Total liabilities	$20,430,778	$19,142,834
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 10,300,000 (aggregate liquidation preference of $550,000) and 10,000,000 (aggregate liquidation preference of $250,000) shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	$103	$100
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 113,987,154 and 113,852,896 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1,140	1,139
Class B non-voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	3,095,620	2,793,178
Retained earnings	3,488,655	3,277,599
Accumulated other comprehensive (loss) / income	(1,735)	325
Total shareholders’ equity	$6,583,783	$6,072,341
Total liabilities and shareholders’ equity	$27,014,561	$25,215,175

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(unaudited)
Revenues
Rental of flight equipment	$519,535	$468,443	$1,439,674	$1,462,999
Aircraft sales, trading and other	4,974	25,158	51,539	63,338
Total revenues	524,509	493,601	1,491,213	1,526,337

Expenses
Interest	114,659	107,519	346,244	317,753
Amortization of debt discounts and issuance costs	12,571	10,899	37,109	31,660
Interest expense	127,230	118,418	383,353	349,413

Depreciation of flight equipment	224,960	195,054	651,742	577,969
Selling, general and administrative	31,082	20,239	84,682	75,142
Stock-based compensation	6,692	6,635	18,800	14,956
Total expenses	389,964	340,346	1,138,577	1,017,480

Income before taxes	134,545	153,255	352,636	508,857
Income tax expense	(27,208)	(32,860)	(67,785)	(103,686)
Net income	$107,337	$120,395	$284,851	$405,171
Preferred stock dividends	(7,331)	(3,843)	(19,010)	(11,531)
Net income available to common stockholders	$100,006	$116,552	$265,841	$393,640

Earnings per share of common stock
Basic	$0.88	$1.02	$2.33	$3.46
Diluted	$0.87	$1.02	$2.32	$3.46
Weighted-average shares outstanding
Basic	114,122,512	113,778,533	114,071,951	113,647,585
Diluted	114,381,621	113,951,102	114,415,169	113,928,775

Other financial data
Pre-tax profit margin	25.7%	31.0%	23.6%	33.3%
Adjusted net income before income taxes(1)	$146,477	$166,946	$389,535	$543,942
Adjusted pre-tax profit margin(1)	27.9%	33.8%	26.1%	35.6%
Adjusted diluted earnings per share before income taxes(1)	$1.28	$1.47	$3.40	$4.77
Pre-tax return on common equity (trailing twelve months)	8.0%	12.8%	8.0%	12.8%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	9.1%	13.9%	9.1%	13.9%
(1)Adjusted net income before income taxes (defined as net income available to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items), adjusted pre-tax profit margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income available to common stockholders, pre-tax profit margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of the numerator for adjusted pre-tax profit margin (in thousands, except percentages):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Reconciliation of the numerator for adjusted pre-tax profit margin (net income available to common stockholders to adjusted net income before income taxes):	(unaudited)
Net income available to common stockholders	$100,006	$116,552	$265,841	$393,640
Amortization of debt discounts and issuance costs	12,571	10,899	37,109	31,660
Stock-based compensation	6,692	6,635	18,800	14,956
Provision for income taxes	27,208	32,860	67,785	103,686
Adjusted net income before income taxes	$146,477	$166,946	$389,535	$543,942

Denominator for adjusted pre-tax profit margin:
Total revenues	$524,509	$493,601	$1,491,213	$1,526,337
Adjusted pre-tax profit margin(a)	27.9%	33.8%	26.1%	35.6%

(a) Adjusted pre-tax profit margin is adjusted net income before income taxes divided by total revenues.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Reconciliation of the numerator for adjusted diluted earnings per share (net income available to common stockholders to adjusted net income before income taxes):	(unaudited)
Net income available to common stockholders	$100,006	$116,552	$265,841	$393,640
Amortization of debt discounts and issuance costs	12,571	10,899	37,109	31,660
Stock-based compensation	6,692	6,635	18,800	14,956
Provision for income taxes	27,208	32,860	67,785	103,686
Adjusted net income before income taxes	$146,477	$166,946	$389,535	$543,942

Denominator for adjusted diluted earnings per share:
Weighted-average diluted common shares outstanding	114,381,621	113,951,102	114,415,169	113,928,775
Adjusted diluted earnings per share before income taxes(b)	$1.28	$1.47	$3.40	$4.77

(b) Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by weighted-average diluted common shares outstanding
The following table shows the reconciliation of pre-tax return on common equity to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended September 30,
	2021	2020
	(unaudited)
Reconciliation of numerator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Net income available to common stockholders	$373,090	$554,732
Amortization of debt discounts and issuance costs	48,474	42,021
Stock-based compensation	21,472	20,767
Provision for income taxes	94,513	145,169
Adjusted net income before income taxes	$537,549	$762,689

Reconciliation of denominator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Common shareholders’ equity as of beginning of the period	$5,727,323	$5,212,173
Common shareholders’ equity as of end of the period	$6,033,783	$5,727,323
Average common shareholders’ equity	$5,880,553	$5,469,748

Adjusted pre-tax return on common equity(c)	9.1%	13.9%

(c) Adjusted pre-tax return on common equity is adjusted net income before income taxes divided by average common shareholders’ equity

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2021	2020
	(unaudited)
Operating Activities
Net income	$284,851	$405,171
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	651,742	577,969
Stock-based compensation	18,800	14,956
Deferred taxes	64,931	101,285
Amortization of debt discounts and issuance costs	37,109	31,660
Amortization of prepaid lease costs	33,603	32,142
Gain on aircraft sales, trading and other activity	(1,184)	(34,161)
Changes in operating assets and liabilities:
Other assets	(148,982)	(323,924)
Accrued interest and other payables	(7,283)	(84,045)
Rentals received in advance	(4,199)	(3,464)
Net cash provided by operating activities	929,388	717,589
Investing Activities
Acquisition of flight equipment under operating lease	(1,670,203)	(777,410)
Payments for deposits on flight equipment purchases	(303,856)	(581,054)
Proceeds from aircraft sales, trading and other activity	2,042	151,131
Acquisition of aircraft furnishings, equipment and other assets	(178,359)	(142,866)
Net cash used in investing activities	(2,150,376)	(1,350,199)
Financing Activities
Issuance of common stock upon exercise of options	1,438	4,556
Cash dividends paid on Class A common stock	(54,737)	(51,116)
Common shares repurchased	(5,780)	—
Net proceeds from preferred stock issuance	295,428	—
Preferred dividends paid	(19,010)	(11,531)
Tax withholdings on stock-based compensation	(7,441)	(8,618)
Net change in unsecured revolving facility	—	(20,000)
Proceeds from debt financings	3,655,830	3,074,665
Payments in reduction of debt financings	(2,585,652)	(1,457,740)
Debt issuance costs	(9,688)	(5,692)
Security deposits and maintenance reserve receipts	112,155	91,337
Security deposits and maintenance reserve disbursements	(25,654)	(59,175)
Net cash provided by financing activities	1,356,889	1,556,686
Net increase in cash	135,901	924,076
Cash, cash equivalents and restricted cash at beginning of period	1,757,767	338,061
Cash, cash equivalents and restricted cash at end of period	$1,893,668	$1,262,137
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $38,265 and $39,960 at September 30, 2021 and 2020, respectively	$428,349	$371,947
Cash paid for income taxes	$2,739	$29,696
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment	$663,072	$575,958
Cash dividends declared on Class A common stock, not yet paid	$18,263	$17,068